Exhibit 99.1

FTD COMPANIES, INC.
THIRD AMENDED AND RESTATED
2013 INCENTIVE COMPENSATION PLAN
ARTICLE ONE
GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN
The Plan, which was amended and restated as of June 6, 2017, is intended to promote the interests of FTD Companies, Inc., a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.
Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.	STRUCTURE OF THE PLAN
A.The Plan shall be divided into a series of separate incentive compensation programs:

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the Discretionary Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock,

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the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued or transferred shares of Common Stock pursuant to restricted stock awards, restricted stock units, performance shares or other stock-based awards which vest upon the completion of a designated service period or the attainment of one or more pre-established performance goals, or such shares of Common Stock may be issued through direct purchase or as a bonus for services rendered to the Corporation (or any Parent or Subsidiary), and

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the Incentive Bonus Program under which eligible persons may, at the discretion of the Plan Administrator, be provided with incentive bonus opportunities through performance unit awards and special cash incentive programs tied to the attainment of one or more pre-established performance goals or the appreciation in the Fair Market Value of the Common Stock.

B.The provisions of Articles One and Five shall apply to all incentive compensation programs under the Plan and shall govern the interests of all persons under the Plan.

III.	ADMINISTRATION OF THE PLAN
A.The Compensation Committee (whether acting directly or through a subcommittee of two or more members thereof) shall have sole and exclusive authority to administer the Discretionary Grant, Stock Issuance and Incentive Bonus Programs with respect to Section 16 Insiders and Covered Employees. Administration of the Discretionary Grant, Stock Issuance and Incentive Bonus Programs with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer those programs with respect to all such persons (other than Covered Employees). To the extent the Board vests such authority to administer all, or a portion of, these programs in the Compensation Committee, the Compensation Committee may delegate to one or more officers or directors of the Corporation the authority to grant and determine the terms and conditions of Awards under the Plan, subject to such limitations as the Compensation Committee shall determine; provided, however, that no such authority may be delegated with respect to Awards made to any Covered Employee or any Section 16 Insider. All Awards to non-employee Board members shall be made by the Board on the basis of the recommendations of the Compensation Committee or by the Compensation Committee (or a subcommittee thereof) which shall at the time of any such Award be comprised solely of two or more independent Board members, as determined in accordance with the independence standards established by the Stock Exchange on which the Common Stock is at the time primarily traded.
B.Members of the Compensation Committee or any Secondary Board Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Board Committee and reassume all powers and authority previously delegated to such Secondary Board Committee.
C.Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan and applicable law) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Grant, Stock Issuance and Incentive Bonus Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Grant, Stock Issuance and Incentive Bonus Programs under its jurisdiction or any Award thereunder.
D.Service as a Plan Administrator by the members of the Compensation Committee or the Secondary Board Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee or the Secondary Board Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award thereunder.

IV.	ELIGIBILITY
A.The persons eligible to participate in the Plan are as follows:
(i)Employees,
(ii)non-employee members of the Board or the board of directors of any Parent or Subsidiary, and
(iii)consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary) (provided that such consultants or advisors satisfy the Form S‑8 definition of an “employee”).
B.The Plan Administrator shall have full authority, subject to the terms of this Plan, to determine, (i) with respect to Awards made under the Discretionary Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of shares or rights to be covered by each such Award, the time or times when the Award is to become exercisable, the vesting schedule (if any) applicable to the Award, any waiver, continuation or acceleration of vesting terms, the maximum term for which such Award is to remain outstanding and the status of a granted option as either an Incentive Option or a Non-Statutory Option; (ii) with respect to Awards under the Stock Issuance Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the number of shares subject to each such Award, the vesting and issuance or transfer schedules applicable to the shares which are the subject of such Award, any waiver, continuation or acceleration of vesting terms, the cash consideration (if any) payable for those shares, the performance objectives (if any) for each such Award and the form (cash or shares of Common Stock) in which the Award is to be settled; and (iii) with respect to Awards under the Incentive Bonus Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the performance objectives for each such Award, the amounts payable at designated levels of attained performance, any applicable service vesting requirements, any waiver, continuation or acceleration of vesting terms, the payout schedule for each such Award and the form (cash or shares of Common Stock) in which the Award is to be settled.
C.The Plan Administrator shall have the absolute discretion, subject to the terms of this Plan, to grant options or stock appreciation rights in accordance with the Discretionary Grant Program, to effect stock issuances or transfers and other stock-based awards in accordance with the Stock Issuance Program and to grant incentive bonus awards in accordance with the Incentive Bonus Program.

V.	STOCK SUBJECT TO THE PLAN; NUMBER OF SHARES; SHARE COUNTING
A.Authorized Number of Shares. Subject to adjustment under Sections V.B. and V.E. of this Article One, on and after the Plan Effective Date, the number of shares of Common Stock available under the Plan for awards of (i) stock options or stock appreciation rights, (ii)  restricted stock, (iii)  restricted stock units, (iv performance shares or performance units, (v)  Common Stock or (vi) dividend equivalents, will not exceed in the aggregate 7,800,000 shares of Common Stock (consisting of 1,601,518 shares originally available under the Plan, plus 3,598,482 shares approved in 2015, plus 2,600,000 shares anticipated to be approved in 2017), plus any shares of Common Stock granted at any time under the Plan (or predecessor versions of the Plan) that again become available under the Plan after December 31, 2016 as a result of the forfeiture, cancellation, expiration, or cash settlement of Awards or in satisfaction of tax withholding obligations as provided in Section V.B of this Article One. Shares of Common Stock issued or transferred under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
The aggregate number of shares of Common Stock available under this Section V.A of this Article One will then be reduced by (i) one share of Common Stock for every one share of Common Stock subject to a stock option or stock appreciation right granted on or after the Plan Effective Date, (ii) 2.3 shares of Common Stock for every one share of Common Stock subject to an Award (other than a stock option or stock appreciation right) granted on or after the Plan Effective Date but prior to the Plan Restatement Date, and (iii) one share of Common Stock for every one share of Common Stock subject to an Award (other than a stock option or stock appreciation right) granted on or after the Plan Restatement Date. Any shares of Common Stock that again become available under the Plan will, except as otherwise provided in this Plan, be added back in the same manner such shares were originally counted against the aggregate number of shares of Common Stock available under this Section V.A of this Article One.
B.Share Counting. If any shares of Common Stock subject to an Award are forfeited, if an Award is cancelled or expires or is forfeited, or an Award is settled for cash or is unearned (in whole or in part), then in each such case the shares of Common Stock subject to such Award shall, to the extent of such forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning, again be available for Awards under the Plan as described in Section V.A of this Article One. As of the Plan Restatement Date, in the event that the exercise price of an Option or the withholding tax liabilities arising from an Award are satisfied by the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Corporation, the shares of Common Stock so tendered or withheld shall again be available for Awards under the Plan as provided for under Section V.A of this Article One; provided, however, that no such shares of Common Stock shall again be available under the Plan in this manner after the tenth anniversary of the Plan Restatement Date.
C.Incentive Stock Option Limit. The maximum number of shares of Common Stock which may be issued pursuant to Incentive Options granted under the Plan shall not exceed 7,800,000 shares in the aggregate, subject to adjustment from time to time under Section V.E of this Article One.
D.Per Person Limits. Each person participating in the Plan shall be subject to the following limitations (each of which limitations will be multiplied by two for participants in the Plan for the year in which their service to the Corporation commences and will be subject to adjustment from time to time under Section V.E of this Article One):

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for Qualified Performance-Based Awards denominated in terms of shares of Common Stock (whether payable in Common Stock, cash or a combination of both), or options or stock appreciation rights, the maximum number of shares of Common Stock for which such Qualified Performance-Based Awards, options, and/or stock appreciation rights, in the aggregate, that may be granted to such person in any calendar year shall not exceed in the aggregate 1,500,000 shares of Common Stock under the Discretionary Grant Program and an additional 1,500,000 shares of Common Stock in the aggregate under each of the Stock Issuance and Incentive Bonus Programs;

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with respect to any individual who is a non-employee member of the Board, the aggregate maximum value at the grant date for which Awards may be granted to such individual in any calendar year (calculating the value of any such Awards based on the grant date fair value for financial reporting purposes), taken together with any cash fees payable to such non-employee member of the Board for such calendar year, shall not exceed $750,000; and

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for Qualified Performance-Based Awards denominated in cash (whether payable in cash, Common Stock or a combination of both) and subject to one or more performance-vesting conditions, the maximum dollar amount for which such Qualified Performance-Based Awards may be granted in the aggregate to such person in any calendar year shall not exceed $5,000,000.

E.Adjustments. In the event of any merger, reorganization, consolidation, stock split, reverse stock split, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), recapitalization, combination of shares, exchange of shares, spin-off transaction, or other change affecting the Common Stock or the value thereof (including, without limitation, a Change in Control transaction), or any other corporate transaction or event having an effect similar to any of the foregoing, then equitable adjustments shall be made by the Plan Administrator to the Plan and to Awards in such manner as the Plan Administrator deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in (i) the maximum number and/or class of securities issuable under the Plan (but only if and to the extent that such adjustment would not cause such Incentive Option to fail to qualify as an Incentive Option), (ii) the share and cash limits specified under Section V.D of this Article One, (iii) the maximum number and/or class of securities for which any one person may be granted Common Stock-denominated Awards under the Discretionary Grant Program or under the Stock Issuance and Incentive Bonus Programs per calendar year, (iv) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Discretionary Grant Program (including, if the Plan Administrator deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company), (v) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share, (vi) the number and/or class of securities subject to each outstanding Award under the Incentive Bonus Program denominated in shares of Common Stock and (vii) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. Any such adjustments shall be final, binding and conclusive. In addition, for each stock option or stock appreciation right with purchase or exercise price greater than the consideration offered in connection with any such transaction or event or Change in Control transaction, the Plan

Administrator may in its discretion elect to cancel such stock option or stock appreciation right without any payment to the person holding such stock option or stock appreciation right. Moreover, in the event of any such transaction or event, the Compensation Committee may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Awards so replaced in a manner that complies with Code Section 409A.
F.No Effect on Certain Rights of Corporation. Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
G.Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in the Plan to the contrary:
(i)Awards may be granted under the Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Corporation or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Code Section 409A. The awards so granted may reflect the original terms of the Awards being assumed or substituted or converted for and need not comply with other specific terms of the Plan, and may account for Common Stock substituted for the securities covered by the original Awards and the number of shares subject to the original Awards, as well as any exercise or purchase prices applicable to the original Awards, adjusted to account for differences in stock prices in connection with the transaction.
(ii)In the event that a company acquired by the Corporation or any Subsidiary or with which the Corporation or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for Awards made after such acquisition or merger under the Plan; provided, however, that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Corporation or any Subsidiary prior to such acquisition or merger.
(iii)Any Common Stock issued or transferred by, or that is subject to any Awards that are granted by, or become obligations of, the Corporation under Section V.G of this Article One will not reduce the Common Stock available for issuance or transfer under the Plan or otherwise count against the limits contained in Section V of this Article One. In addition, no Common Stock issued or transferred by, or that is subject to any Awards that are granted by, or become obligations of, the Corporation under Section V.G of this Article One will be added to the aggregate plan limit contained in Section V.A of this Article One.
ARTICLE TWO
DISCRETIONARY GRANT PROGRAM

I.	OPTION TERMS
Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.
A.Exercise Price.
1.The exercise price per share shall be fixed by the Plan Administrator; provided, however, that (except with respect to Awards under Section V.G. of Article One) such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date.
2.The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the documents evidencing the option, be payable in one or more of the forms specified below:
(i)cash or check made payable to the Corporation,
(ii)shares of Common Stock (whether delivered in the form of actual stock certificates or through attestation of ownership) held for the requisite period (if any) necessary to avoid any resulting charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date,
(iii)shares of Common Stock otherwise issuable under the option but withheld by the Corporation in satisfaction of the exercise price, with such withheld shares to be valued at Fair Market Value on the exercise date (i.e., net option exercise), and
(iv)to the extent both permitted by law and the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm (or provide for book entry transfer of such purchased shares) on such settlement date in order to complete the sale.
Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.
B.Exercise and Term of Options.
1.Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.
2.The Plan Administrator shall also have the discretionary authority to structure one or more Awards under the Discretionary Grant Program so that those Awards shall vest and become exercisable only after the achievement of pre-established corporate performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the Award.
C.Effect of Termination of Service.
1.Except as otherwise provided in an Award Agreement, the following provisions shall govern the exercise of any options granted pursuant to the Discretionary Grant Program that are outstanding at the time of the Optionee’s cessation of Service or death:
(i)Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.
(ii)Any option held by the Optionee at the time of the Optionee’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.
(iii)Should the Optionee’s Service be terminated for Cause or should the Optionee otherwise engage in conduct constituting grounds for a termination for Cause while holding one or more outstanding options granted under this Article Two, then all of those options shall terminate immediately and cease to be outstanding.
(iv)During the applicable post-Service exercise period, the option may not be exercised for more than the number of vested shares for which the option is at the time exercisable; provided, however, that one or more options under the Discretionary Grant Program may be structured so that those options will continue to vest in whole or part during the applicable post-Service exercise period. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.
2.The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:
(i)extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term,
(ii)include automatic exercise provisions,
(iii)include an automatic extension provision whereby the specified post-Service exercise period in effect for any option granted under the Discretionary Grant Program shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such option beyond the expiration date of the term of that option,
(iv)continue or modify the vesting terms of an option, including to accelerate or waive vesting, or provide for continued vesting, of all or a portion of an option, and/or
(v)permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.
D.Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares, and shall have no rights to dividends, DER Awards or dividend equivalents with respect to the option.
E.Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while such shares are unvested, the Corporation shall have the right, subject to Section V of this Article Two, to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of

Common Stock at the time of repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.
F.Transferability of Options. The transferability of options granted under the Plan shall be governed by the following provisions (provided, that in no event will any option be transferred for value):
(i)Incentive Options. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.
(ii)Non-Statutory Options. Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more Non-Statutory Options so that the option may be transferred gratuitously in whole or in part during the Optionee’s lifetime to one or more Family Members of the Optionee or to a trust established exclusively for the Optionee and/or such Family Members or may be transferred to one or more Family Members pursuant to a domestic relations order. The transferred portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the transfer. The terms applicable to the transferred portion shall be the same as those in effect for the option immediately prior to such transfer and shall be set forth in such documents issued to the transferee as the Plan Administrator may deem appropriate.
(iii)Beneficiary Designations. Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under the Discretionary Grant Program (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II.	INCENTIVE OPTIONS
The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Six shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.
A.Eligibility. Incentive Options may only be granted to employees (as defined for purposes of Code Section 3401(c)).
B.Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any

Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).
To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.
C.10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then (except with respect to Awards under Section V.G. of Article One if permitted by law) the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III.	STOCK APPRECIATION RIGHTS
A.Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.
B.Types. Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) stand-alone stock appreciation rights (“Stand-alone Rights”).
C.Tandem Rights. The following terms and conditions shall govern the grant and exercise of Tandem Rights.
1.One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.
2.Any distribution to which the Optionee becomes entitled upon the exercise of a Tandem Right may be made in (i) shares of Common Stock valued at Fair Market Value on the option surrender date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as specified in the applicable Award agreement.
3.Tandem Rights may be granted at any time prior to the exercise or termination of the related option; provided, however, that a Tandem Right awarded in relation to an Incentive Option must be granted concurrently with such Incentive Option.

D.Stand-Alone Rights. The following terms and conditions shall govern the grant and exercise of Stand-alone Rights:
1.One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Stand-alone Right not tied to any underlying option. The Stand-alone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Stand-alone Right have a maximum term in excess of ten (10) years measured from the grant date. The provisions and limitations of Paragraphs C.1 and C.2 of Section I of this Article Two shall also be applicable to any Stand-Alone Right awarded under the Plan.
2.Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares.
3.The number of shares of Common Stock underlying each Stand-alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share (except with respect to Awards under Section V.G. of Article One) be less than the Fair Market Value per underlying share of Common Stock on the grant date.
4.Stand-alone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options and may not be transferred during the holder’s lifetime, except for a gratuitous transfer to one or more Family Members of the holder or to a trust established for the holder and/or one or more such Family Members or a transfer to one or more such Family Members pursuant to a domestic relations order covering the Stand-alone Right as marital property. In addition, one or more beneficiaries may be designated for an outstanding Stand-alone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.
5.The distribution with respect to an exercised Stand-alone Right may be made in (i) shares of Common Stock valued at Fair Market Value on the exercise date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as specified in the applicable Award agreement.
6.The holder of a Stand-alone Right shall have no stockholder rights with respect to the shares subject to the Stand-alone Right unless and until such person shall have exercised the Stand-alone Right and become a holder of record of the shares of Common Stock issued upon the exercise of such Stand-alone Right, and shall have no rights to dividends, DER Awards or dividend equivalents with respect to the Stand-alone Right.
E.Post-Service Exercise. The provisions governing the exercise of Tandem and Stand-alone Rights following the cessation of the recipient’s Service shall be substantially the same as those set forth in Section I.C.1 of this Article Two for the options granted under the Discretionary Grant Program, and the Plan Administrator’s discretionary authority under Section I.C.2 of this Article Two shall also extend to any outstanding Tandem or Stand-alone Appreciation Rights.

IV.	CHANGE IN CONTROL
The following provisions will apply to stock options and stock appreciation rights in the event of a Change in Control unless otherwise provided in an Award Agreement or as otherwise expressly determined by the Plan Administrator at or after the time of grant. In the event of a Change in Control, the Plan Administrator may provide for any one or more of the following actions with respect to outstanding stock options or stock appreciation rights, including as contingent upon the closing or completion of the Change in Control: (A) the continuation, acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from such stock options or stock appreciation rights; (B) the waiver or modification of performance or other conditions related to the payment or other rights under the stock option or stock appreciation right; (C) the cancellation of the stock option or stock appreciation right in exchange for a payment, in such form as may be determined by the Compensation Committee (as constituted immediately prior to the Change in Control), equal to the excess, if any, of the value of the property the Optionee would have received upon the exercise of the stock option or stock appreciation right immediately prior to the effective time of the Change in Control, over any exercise price or base price payable by such Optionee in connection with such exercise; or (D) such other modification or adjustment to the stock option or stock appreciation right as the Plan Administrator deems appropriate to maintain and protect the rights and interests of Optionees upon or following a Change in Control. The Plan Administrator need not take the same action or actions with respect to all stock options or stock appreciation rights, or portions thereof, with respect to all Optionees. The Plan Administrator may take different actions with respect to the vested and unvested portions of stock options and stock appreciation rights.

V.	PROHIBITION ON CERTAIN REPRICING PROGRAMS
Except in connection with a corporate transaction or event described in Section V.E of Article One, the Plan Administrator shall not (a) implement any cancellation/regrant program pursuant to which outstanding options or stock appreciation rights under the Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise price per share, (b) cancel outstanding options or stock appreciation rights under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in cash, equity securities of the Corporation or in the form of any other Award under the Plan, or (c) otherwise directly reduce the exercise price in effect for outstanding options or stock appreciation rights under the Plan, without in each such instance obtaining stockholder approval. This Section V of Article Two is intended to prohibit the repricing of “underwater” stock options and stock appreciation rights without stockholder approval but will not be construed to prohibit the adjustments provided for in Section V.E of Article One.

ARTICLE THREE
STOCK ISSUANCE PROGRAM

I.	STOCK ISSUANCE TERMS
Shares of Common Stock may be issued or transferred (referred to as issued in this Article Three) under the Stock Issuance Program, either as vested or unvested shares, through direct and immediate issuances. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to performance shares or restricted stock units which entitle the recipients to receive the shares underlying those Awards or cash upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards. Shares of Common Stock, performance shares and restricted stock units shall be subject to the same transferability restrictions and beneficiary designation rules applicable to Stand-alone Rights, as set forth in Section III.D.4 of Article Two.
A.Issue Price.
1.Shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:
(i)cash or check made payable to the Corporation;
(ii)past services rendered to the Corporation (or any Parent or Subsidiary); or
(iii)any other valid consideration under the State in which the Corporation is at the time incorporated.
However (except with respect to Awards under Section V.G of Article One), if the consideration for the shares is to be paid in the form of a cash purchase price, then the cash consideration payable per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the issuance date.
B.Vesting Provisions.
1.Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance as a bonus for Service rendered or may vest in one or more installments over or after the Participant’s period of Service or upon the attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to performance shares or restricted stock units which entitle the recipients to receive the shares underlying those Awards or cash upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards, including (without limitation) a deferred distribution date following the termination of the Participant’s Service.
2.The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Qualified Performance-Based Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Qualified Performance-Based Awards shall vest (or vest and become issuable) upon the achievement of pre-established corporate performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the Qualified Performance-Based Award.
3.Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate. Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price payable per share by the Corporation for any unvested securities subject to its existing repurchase rights under the Plan; provided the aggregate repurchase price shall in each instance remain the same.
4.The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any dividends paid on such shares, subject to any applicable vesting requirements. The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to a performance share or restricted stock unit Award until that Award vests and the shares of Common Stock, if any, are actually issued thereunder. However, dividend equivalents may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding Awards of performance shares or restricted stock units, subject to such terms and conditions as the Plan Administrator may deem appropriate. In no event, however, shall any dividends or dividend equivalents relating to Awards subject to performance-vesting conditions vest or otherwise become payable prior to the time the underlying Award (or portion thereof to which such dividend or dividend equivalents relate) vests and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award in the event those performance conditions are not attained.
5.Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Corporation shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of those shares at the time of cancellation.
6.The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to Qualified Performance-Based Awards except in the event of the Participant’s cessation of Service by reason of death or Permanent Disability or a Change in Control.
7.Outstanding Awards of performance shares or restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those Awards, if the performance goals or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock or cash under one or more outstanding Awards of performance shares or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to Qualified Performance-Based Awards except in the event of the Participant’s cessation of Service by reason of death or Permanent Disability or a Change in Control.
8.The following additional requirements shall be in effect for any performance shares awarded under this Article Three:
(i)At the end of the performance period, the Plan Administrator shall determine the actual level of attainment for each performance objective and the extent to which the performance shares awarded for that period are to vest and become payable based on the attained performance levels.
(ii)The performance shares which so vest shall be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the Plan Administrator at the time the performance shares are awarded or the period selected by the Participant in accordance with the applicable requirements of Code Section 409A.
(iii)Performance shares may be paid in (i) cash, (ii) shares of Common Stock or (iii) any combination of cash and shares of Common Stock, as set forth in the applicable Award Agreement.

(iv)Performance shares may also be structured so that the shares are convertible into shares of Common Stock, but the rate at which each performance share is to so convert shall be based on the attained level of performance for each applicable performance objective.

II.	CHANGE IN CONTROL
The following provisions will apply to Awards outstanding under the Stock Issuance Program in the event of a Change in Control unless otherwise provided in an Award Agreement or as otherwise expressly determined by the Plan Administrator at or after the time of grant. In the event of a Change in Control, the Plan Administrator may provide for any one or more of the following actions with respect to outstanding Awards under the Stock Issuance Program, including as contingent upon the closing or completion of the Change in Control: (A) the continuation, acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from such Awards; (B) the waiver or modification of performance or other conditions related to the payment or other rights under the Awards; (C) the cash settlement of the Awards for an equivalent cash value, as determined by the Plan Administrator; or (D) such other modification or adjustment to the Awards as the Plan Administrator deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. The Plan Administrator need not take the same action or actions with respect to all such Awards, or portions thereof, with respect to all Participants. The Plan Administrator may take different actions with respect to the vested and unvested portions of such Awards. The Plan Administrator’s authority under this Article Three Section II shall also extend to any Qualified Performance-Based Awards except where such action would result in the loss of the otherwise available exemption of the award under Code Section 162(m).
ARTICLE FOUR
INCENTIVE BONUS PROGRAM

I.	INCENTIVE BONUS TERMS
The Plan Administrator shall have full power and authority to implement one or more of the following incentive bonus programs under the Plan:
(i)cash bonus awards (“Cash Awards”),
(ii)performance unit awards (“Performance Unit Awards”), and
(iii)dividend equivalent rights (“DER Awards”).
Cash Awards, Performance Unit Awards and stand-alone DER Awards shall be subject to the same transferability restrictions and beneficiary designation rules applicable to Stand-alone Rights, as set forth in Section III.D.4 of Article Two.
A.Cash Awards. The Plan Administrator shall have the discretionary authority under the Plan to make Cash Awards which are to vest in one or more installments over or after the Participant’s continued Service with the Corporation or upon the attainment of specified performance goals. Each such Cash Award shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided however, that each such document shall comply with the terms specified below.
1.The elements of the vesting schedule applicable to each Cash Award shall be determined by the Plan Administrator and incorporated into the Incentive Bonus Award Agreement.
2.The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Cash Awards as a Qualified Performance-Based Award so that those Qualified Performance-Based Awards shall vest upon the achievement of pre-established corporate performance objectives based upon one or more Performance Goals measured over the performance period specified by the Plan Administrator at the time of the Qualified Performance-Based Award.
3.Outstanding Cash Awards shall automatically terminate, and no cash payment or other consideration shall be due the holders of those Awards, if the performance goals or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator may in its discretion waive the cancellation and termination of one or more unvested Cash Awards which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those Awards. However, no vesting requirements tied to the attainment of Performance Goals may be waived with respect to Qualified Performance-Based Awards except in the event of the Participant’s cessation of Service by reason of death or Permanent Disability or a Change in Control.
4.Cash Awards which become due and payable following the attainment of the applicable performance goals or satisfaction of the applicable Service requirement (or the waiver of such goals or Service requirement) may be paid in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as set forth in the applicable Award Agreement.
B.Performance Unit Awards. The Plan Administrator shall have the discretionary authority to make Performance Unit Awards in accordance with the terms of the Incentive Bonus Program. Each such Performance Unit Award shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided however, that each such document shall comply with the terms specified below.
1.A Performance Unit shall represent either (i) a unit with a dollar value tied to the level at which pre-established corporate performance objectives based on one or more Performance Goals are attained or (ii) a participating interest in a special bonus pool tied to the attainment of pre-established corporate performance objectives based on one or more Performance Goals. The amount of the bonus pool may vary with the level at which the applicable performance objectives are attained, and the value of each Performance Unit which becomes due and payable upon the attained level of performance shall be determined by dividing the amount of the resulting bonus pool (if any) by the total number of Performance Units issued and outstanding at the completion of the applicable performance period.
2.Performance Units may also be structured to include a Service requirement which the Participant must satisfy following the completion of the performance period in order to vest in the Performance Units awarded with respect to that performance period.
3.Performance Units which become due and payable following the attainment of the applicable performance objectives and the satisfaction of any applicable Service requirement may be paid in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as set forth in the applicable Award Agreement.
C.DER Awards. The Plan Administrator shall have the discretionary authority to make DER Awards in accordance with the terms of the Incentive Bonus Program. Each such DER Award shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided however, that each such document shall comply with the terms specified below.
1.The DER Awards may be made as stand-alone awards or in tandem with other Awards made under the Plan; provided, however, that DER Awards may not be granted in tandem with options or stock appreciation rights. The term of each such DER Award shall be established by the Plan Administrator at the time of grant, but no DER Award shall have a term in excess of ten (10) years.
2.Each DER shall represent the right to receive the economic equivalent of each dividend or distribution, whether paid in cash, securities or other property (other than shares of Common Stock), which is made per issued and outstanding share of Common Stock during the term the DER remains outstanding. A special account on the books of the Corporation shall be maintained for each Participant to whom a DER Award is made, and that account shall, for each DER subject to the Award, be credited with each dividend or distribution made per issued and outstanding share of Common Stock during the term that DER remains outstanding.
3.Payment of the amounts credited to such book account may be made to the Participant either concurrently with the actual dividend or distribution made per issued and outstanding share of Common Stock or upon the satisfaction of any applicable vesting schedule in effect for the DER Award, or such payment may be deferred beyond the vesting date for a period specified by the Plan Administrator at the time the DER Award is made or selected by the Participant in accordance with the requirements of Code Section 409A. In no event, however, shall any DER Award made with respect to an Award subject to performance-vesting conditions under the Stock Issuance or Incentive Bonus Program vest or become payable prior to the vesting of that Award (or the portion thereof to which the DER Award relates) and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award in the event those performance conditions are not attained.

4.Payment may be paid in (i) cash, (ii) shares of Common Stock or (iii) a combination of cash and shares of Common Stock, as set forth in the applicable Award Agreement. If payment is to be made in the form of Common Stock, the number of shares of Common Stock into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per share of Common Stock on the date of conversion, a prior date or an average of the Fair Market Value per share of Common Stock over a designated period, as set forth in the applicable Award Agreement.
5.The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more DER Awards as a Qualified Performance-Based Award so that those Qualified Performance-Based Awards shall vest only after the achievement of pre-established corporate performance objectives based upon one or more Performance Goals measured over the performance period specified by the Plan Administrator at the time the Qualified Performance-Based Award is made.

II.	CHANGE IN CONTROL
The following provisions will apply to Awards outstanding under the Incentive Bonus Program in the event of a Change in Control unless otherwise provided in an Award Agreement or as otherwise expressly determined by the Plan Administrator at or after the time of grant. In the event of a Change in Control, the Plan Administrator may provide for any one or more of the following actions with respect to outstanding Awards under the Incentive Bonus Program, including as contingent upon the closing or completion of the Change in Control: (A) the continuation, acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from such Awards; (B) the waiver or modification of performance or other conditions related to the payment or other rights under the Awards; (C) the cash settlement of the Awards for an equivalent cash value, as determined by the Plan Administrator; or (D) such other modification or adjustment to the Awards as the Plan Administrator deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. The Plan Administrator need not take the same action or actions with respect to all such Awards, or portions thereof, with respect to all Participants. The Plan Administrator may take different actions with respect to the vested and unvested portions of such Awards. The Plan Administrator’s authority under this Article Four Section II shall also extend to any Qualified Performance-Based Awards except where such action would result in the loss of the otherwise available exemption of the award under Code Section 162(m).
ARTICLE FIVE
MISCELLANEOUS

I.	DEFERRED COMPENSATION
A.The Plan Administrator may, in its sole discretion, structure one or more Awards under the Stock Issuance or Incentive Bonus Programs so that the Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes. Any such deferral opportunity shall comply with all applicable requirements of Code Section 409A.
B.The Plan Administrator may implement a non-employee Board member retainer fee deferral program under the Plan so as to allow the non-employee Board members the opportunity to elect, prior to the start of each calendar year, to convert the Board and Board committee retainer fees to be earned for such year into restricted stock units under the Stock Issuance Program that will defer the issuance of the shares of Common Stock that vest under those restricted stock units until a permissible date or event under Code Section 409A. If such program is implemented, the Plan Administrator shall have the authority to establish such rules and procedures as it deems appropriate for the filing of such deferral elections and the designation of the permissible distribution events under Code Section 409A.
C.To the extent the Corporation maintains one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of any shares of Common Stock that become payable under those deferred compensation arrangements. In such event, after the Plan Restatement Date, the share reserve under the Plan shall be reduced by one share of Common Stock for each share of Common Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.

II.	TAX WITHHOLDING
A.The Corporation’s obligation to deliver shares of Common Stock upon the exercise, issuance or vesting of an Award under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.
B.The Plan Administrator may, in its discretion, structure one or more Awards so that shares of Common Stock may be used as follows to satisfy all or part of the Withholding Taxes to which such holders of those Awards may become subject in connection with the issuance, exercise, vesting or settlement of those Awards:
1.Stock Withholding: The Corporation may be given the right to withhold, from the shares of Common Stock otherwise issuable upon the issuance, exercise, vesting or settlement of such Award, a portion of those shares with an aggregate Fair Market Value equal to the applicable Withholding Taxes. The number of shares of Common Stock which may be so withheld shall be limited to the number of shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that could be applicable to such supplemental taxable income (or such other rate that will not cause an adverse accounting consequence or cost).
2.Stock Delivery: The holder of the Award may be given the right to deliver to the Corporation, at the time of the issuance, exercise, vesting or settlement of such Award, one or more shares of Common Stock previously acquired by such individual with an aggregate fair market value at the time of delivery equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the individual. The shares of Common Stock so delivered shall not reduce the number of shares of Common Stock authorized for issuance under the Plan.

III.	SHARE ESCROW/LEGENDS
Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing (or appropriate book entry notations regarding) those unvested shares.

IV.	EFFECTIVE DATE, PLAN RESTATEMENT DATE AND TERM OF THE PLAN
A.The FTD Companies, Inc. 2013 Incentive Compensation Plan originally became effective on the Plan Effective Date and was last amended and restated on June 9, 2015. This particular amendment and restatement, in the form of the Plan (as of June 6, 2017), shall become effective on the Plan Restatement Date.
B.Awards may be granted under the Plan at any time and from time to time prior to the tenth anniversary of the Plan Restatement Date, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired. Notwithstanding anything in this Section IV.B of Article Five to the contrary, no Incentive Option may be granted under the Plan after the tenth anniversary of the date on which this particular amendment and restatement was approved and adopted by the Board.

V.	AMENDMENT OF THE PLAN
A.The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects; provided, however, that stockholder approval shall be required for any amendment to the Plan which (i) materially increases the number of shares of Common Stock authorized for issuance under the Plan (other than pursuant to Section V.E of Article One), (ii) materially increases the benefits accruing to Optionees or Participants, (iii) materially expands the class of individuals eligible to participate in the Plan, (iv) expands the types of awards which may be made under the Plan or extends the term of the Plan or (v) would reduce or limit the scope of the prohibition on repricing programs set forth in Section V of Article Two or otherwise eliminate such prohibition, or (vi) effect any other change or modification to the Plan for which stockholder approval is required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Common Stock is at the time primarily traded. However, no such amendment or modification shall materially adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification.
B.Subject to Section V of Article II, the Compensation Committee may amend the terms of any Award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the

Participant’s or Optionee’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the Award under Code Section 162(m). In such case, the Compensation Committee will not make any modification of the Performance Goals or the levels of achievement with respect to such Award. Subject to Section V.E of Article One, no such amendment will impair the rights of any Participant or Optionee without his or her consent.
C.The Compensation Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which Awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the Awards are made. No such addenda or subplans, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate the inconsistency without further approval by the stockholders of the Corporation.
D.Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan authorizing such increase. If such stockholder approval is not obtained within twelve (12) months after the date the first excess Award is made, then all Awards granted on the basis of such excess shares shall terminate and cease to be outstanding.
E.The Board may in its discretion terminate this Plan at any time. Termination of this Plan will not affect the rights of Plan participants or their successors under any Awards outstanding hereunder and not exercised in full on the date of termination.
F.To the extent applicable, it is intended that the Plan and any Awards granted under the Plan comply with the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply to the participants in the Plan. The Plan and any Awards granted hereunder will be administered in a manner consistent with this intent. Any reference in the Plan to Code Section 409A will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Neither a participant in the Plan nor any of his or her creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under the Plan and Awards granted hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to a participant in the Plan or for his or her benefit under the Plan and Awards granted thereunder may not be reduced by, or offset against, any amount owing by a participant in the Plan to the Corporation or any of its Subsidiaries. If, at the time of a Plan participant’s separation from service (within the meaning of Code Section 409A), (i) he or she will be a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Corporation from time to time) and (ii) the Corporation makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Corporation will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the first business day of the seventh month after such separation from service. Notwithstanding any provision of the Plan and Awards granted hereunder to the contrary, in light of the uncertainty with respect to the proper application of Code Section 409A, the Corporation reserves the right to make amendments to the Plan and Awards granted hereunder as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, a participant in the Plan will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on him or her or for his or her account in connection with the Plan and grants hereunder (including any taxes and penalties under Code Section 409A), and neither the Corporation nor any of its affiliates will have any obligation to indemnify or otherwise hold a participant in the Plan harmless from any or all of such taxes or penalties.

VI.	REGULATORY APPROVALS
A.The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock in connection with the issuance, exercise, vesting or settlement of any Award under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.
B.No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S‑8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any Stock Exchange on which Common Stock is then listed for trading.

VII.	NO EMPLOYMENT/SERVICE RIGHTS
Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

VIII.	DETRIMENTAL ACTIVITY AND RECAPTURE PROVISIONS
Any Award Agreement may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Corporation of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if an Optionee or Participant, either (A) during employment or other service with the Corporation or a Subsidiary or (B) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in the Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Corporation of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the 1934 Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.

IX.	NO FRACTIONAL SHARES
The Corporation will not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Compensation Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

X.	SEVERABILITY
If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Compensation Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Compensation Committee, it will be stricken and the remainder of the Plan will remain in full force and effect.

XI.	GOVERNING LAW
The Plan and all Awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

APPENDIX
The following definitions shall be in effect under the Plan:
A.Award shall mean any of the following awards authorized for issuance or grant under the Plan: stock options, stock appreciation rights, direct stock issuances, restricted stock or restricted stock unit awards, performance shares, performance units, dividend equivalent rights and cash incentive awards.
B.Award Agreement shall mean the agreement, certificate, resolution or other type or form of writing or other evidence approved by the applicable Plan Administrator that sets forth the terms and conditions of an Award granted under the Plan. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Corporation and, unless otherwise determined by the applicable Plan Administrator, need not be signed by a representative of the Corporation or a participant in the Plan.
C.Board shall mean the Corporation’s Board of Directors.
D.Cause shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

•
Cause shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

•
In the absence of any other Cause definition in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), an individual’s termination of Service shall be deemed to be for Cause if such termination occurs by reason his or her commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.

E.Change in Control shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions, unless otherwise provided in an Award Agreement:

•
Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions, provided, however that with respect to any Award which is subject to Code Section 409A, to the extent required to comply with Code Section 409A, no event shall constitute a Change in Control unless it is also a Qualifying Change in Control:

(i)the consummation of a merger, consolidation or other reorganization approved by the Corporation’s stockholders in which a change in ownership or control of the Corporation is effected through the acquisition by any person or group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction, directly or indirectly controls, is controlled by or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d‑3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities (as measured in terms of the power to vote with respect to the election of Board members),
(ii)the consummation of a sale, transfer or other disposition of all or substantially all of the Corporation’s assets,
(iii)the consummation of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d‑3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders, or
(iv)a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases for any reason to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination, but excluding for purposes of both clauses (A) and (B) any person appointed or elected to the Board in connection with an actual or threatened proxy contest for Board membership or any other actual or threatened solicitation of proxies for the election of Board members.
F.Code shall mean the Internal Revenue Code of 1986, as amended.
G.Common Stock shall mean the Corporation’s common stock.

H.Compensation Committee shall mean the Compensation Committee of the Board comprised of two (2) or more non-employee Board members.
I.Corporation shall mean FTD Companies, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of FTD Companies, Inc. which has by appropriate action assumed the Plan.
J.Covered Employee shall mean a participant in the Plan who is, or is determined by the applicable Plan Administrator to be likely to become, a “covered employee” within the meaning of Code Section 162(m) (or any successor provision).
K.Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.
L.Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
M.Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.
N.Fair Market Value per share of Common Stock on any relevant date shall be the closing price per share of Common Stock at the close of regular trading hours (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
O.Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
P.Incentive Bonus Program shall mean the incentive bonus program in effect under Article Four of the Plan.
Q.Incentive Option shall mean an option which satisfies the requirements of Code Section 422.
R.1934 Act shall mean the Securities Exchange Act of 1934, as amended.
S.Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

T.Optionee shall mean any person to whom an option or stock appreciation right is granted under the Discretionary Grant Program.
U.Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
V.Participant shall mean any eligible person who is granted an Award under the Plan.
W.Permanent Disability or Permanently Disabled shall mean, unless otherwise provided for in the Award Agreement, the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.
X.Performance Goals shall mean the measurable (either on a generally accepted accounting principles (GAAP) basis or non-GAAP basis) performance objective or objectives established pursuant to this Plan for Plan participants who have received grants of performance shares or performance units or, when so determined by the Compensation Committee, options, stock appreciation rights, restricted stock, restricted stock units, cash incentive awards, dividend equivalents or other Awards pursuant to this Plan. Performance Goals may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Plan participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Corporation or its Subsidiaries. The Performance Goals may be made relative to the performance of other companies or subsidiaries, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Performance Goals applicable to any Qualified Performance-Based Award will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics): (i) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation; (ii) earnings per share; (iii) growth in earnings or earnings per share; (iv) market price of the Common Stock; (v) return on equity or average stockholder equity; (vi) total stockholder return or growth in total stockholder return, either directly or in relation to a comparative group; (vii) return on capital; (viii) return on assets or net assets; (ix) invested capital, rate of return on capital or return on invested capital; (x) revenue, growth in revenue or return on sales; (xi) income or net income; (xii) operating income or net operating income; (xiii) operating profit or net operating profit; (xiv) operating margin; (xvi) return on operating revenue or return on operating profit; (xvi) cash flow or cash flow per share (before or after dividends); (xvii) market share; (xviii) collections and recoveries; (xix) debt reduction; (xx) litigation and regulatory resolution goals; (xxi) expense control goals; (xxii) budget comparisons; (xxiii) development and implementation of strategic plans and/or organizational restructuring goals; (xxiv) productivity goals; (xxv) workforce management and succession planning goals; (xxvi) economic value added; (xxvii) measures of customer satisfaction; (xxviii) formation of joint ventures or marketing or customer service collaborations or the completion of other corporate transactions intended to enhance the Corporation’s revenue or profitability or enhance its customer base; (xxix) mergers, acquisitions and other strategic transactions; (xxx) earnings before interest, taxes, depreciation and amortization; and (xxxi) fulfillment measures. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. In the case of a Qualified Performance-Based Award, each performance goal will be objectively determinable to the extent required under Code Section 162(m). Each applicable performance goal may be structured at the time of the Award to provide for appropriate adjustments or exclusions for one or more items, including: (A) asset impairments or write-downs; (B) litigation or governmental investigation expenses and judgments, verdicts and settlements in connection therewith; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) costs and expenses incurred in connection with actual or potential business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions; (F) costs and expenses incurred in connection with the relocation of the principal offices of the Corporation or any Parent or Subsidiary; (G) any unusual, infrequent, extraordinary or nonrecurring items; (H) bonus or incentive compensation costs and expenses associated with cash-based awards made under the Plan or other bonus or incentive compensation plans of the Corporation or any Parent or Subsidiary; (I) items of income, gain, loss or expense attributable to the operations of any business acquired by the Corporation or any Parent or Subsidiary; (J) items of income, gain, loss or expense attributable to one or more business operations divested by the Corporation or any Parent or Subsidiary or the gain or loss realized upon the sale of any such business or assets thereof and (K) the impact of foreign currency fluctuations or changes in exchange rates; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based award if it would result in the loss of the otherwise available exemption under Code Section 162(m). Awards subject to Performance Goals may be either Qualified Performance-Based Awards or non-Qualified Performance-Based Awards.
Y.Plan shall mean the FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan, as may be amended or amended and restated from time to time.
Z.Plan Administrator shall mean the particular entity, whether the Compensation Committee, the Board or the Secondary Board Committee, which is authorized to administer the Discretionary Grant, Stock Issuance and Incentive Bonus Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.
AA.Plan Effective Date shall mean the date on which the FTD Companies, Inc. 2013 Incentive Compensation Plan was approved by the Corporation’s stockholder(s).
BB.    Plan Restatement Date shall mean the date on which the FTD Companies, Inc. Third Amended and Restated 2013 Incentive Compensation Plan is approved by the Corporation’s stockholders.

CC.     Qualified Performance-Based Award shall mean any Award of performance shares, performance units, restricted stock, restricted stock units, dividend equivalents, or cash incentive awards, or portion of such Award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m).
DD.     Qualifying Change in Control shall mean a Change in Control that also qualifies as: (i) a change in the ownership of the Corporation, as determined in accordance with Section 1.409A-3(i)(5)(v) of the regulations promulgated under Code Section 409A; (ii) a change in the effective control of the Corporation, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the regulations promulgated under Code Section 409A; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation, as determined in accordance with Section 1.409A-3(i)(5)(vii) of the regulations promulgated under Code Section 409A.
EE.    Secondary Board Committee shall mean a committee of one or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders or Covered Employees.
FF.    Section 16 Insider shall mean an officer or director of the Corporation subject to Section 16 of the 1934 Act.
GG.    Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance. For purposes of the Plan, unless otherwise provided in an Award Agreement, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Optionee’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Optionee is provided with the right to return to Service following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Optionee or Participant is on a leave of absence.
HH.    Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.
II.    Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

JJ.    Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.
KK.    Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
LL.    10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).
MM.    Withholding Taxes shall mean the applicable federal, state or local income, employment or other taxes to which the holder of an Award under the Plan may become subject in connection with the issuance, exercise, vesting or settlement of that Award.

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